News Release

Evans Bancorp, Inc. One Grimsby Drive Hamburg, NY 14075

FOR IMMEDIATE RELEASE

Evans Bancorp Reports Record Net Income for 2018

HAMBURG, NY, January 31, 2019 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American:  EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the fourth quarter and year ended December 31, 2018.

FOURTH QUARTER  AND FULL YEAR 2018 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

•

Record annual net income of $16.4 million compared with $10.5 million in 2017, a 56% increase  Excluding the prior year impact of a $2.1 million write-down of deferred tax asset related to Tax Cuts and Jobs  Act (“TCJA”), 2018 net income increased $3.8 million or 30%

•	Achieved fourth quarter net income of $4.5 million, or $0.90 per diluted share, compared with

$1.0 million, or $0.20 per diluted share

Excluding the 2017 TCJA write-down of deferred tax asset, net income was up $1.4 million or 44%

•	Net interest income in the fourth quarter increased 11% to $12.4 million driven by higher average loans

•	Average demand deposits in the fourth quarter grew 13%

•	Acquisition of Richardson & Stout Insurance Agency (“R&S”) contributed to total insurance revenue of $9.4 million, an increase of 19%

•	2018 efficiency ratio improved to 66.87% from 68.50%

•	Opened new Financial Center in downtown Buffalo during fourth quarter 2018

For the full year 2018, net income increased 56% to $16.4 million, or $3.32 per diluted share, from

$10.5 million, or $2.16 per diluted share, in 2017. Excluding the impact of TCJA, net income  was up

$3.8 million, or 30%. The return on average equity was 13.20% for 2018 compared  with 9.11% in 2017.

Net income was $4.5 million, or $0.90 per diluted share, in the fourth quarter of 2018, compared with $4.8 million, or

$0.97 per diluted share, in the trailing third quarter of 2018 and $1.0 million, or $0.20 per diluted share, in last year’s  fourth quarter. The decrease from the linked quarter reflects lower insurance fee revenue due to typically higher seasonal commercial lines revenue in the third quarter. The increase over prior-year period reflects higher interest income due to loan growth, a decrease in loan loss provision, and lower income tax expense related to the impact  of TCJA. Return on average equity was 13.86% for the fourth quarter of 2018, compared with 15.35% in the trailing third quarter of 2018 and 3.32% in the fourth quarter of 2017.

“In the fourth quarter we extended the very strong results experienced through 2018, including growth across the board in deposits, loans and fee income, culminating in an outstanding year for earnings with net income up 56%,” said David J. Nasca, President and CEO of Evans Bancorp, Inc. “Initiatives and investments remain aimed at enhancing the client experience and building relationships, scaling our growth from an operational and  cost perspective, bolstering our fee-based businesses, and investing back into the communities in which we operate.”

Evans Bancorp Reports Record Net Income for 2018 January 31, 2019

Net Interest Income ($ in thousands)
	4Q 2018	3Q 2018	4Q 2017
Interest income	$15,309	$14,690	$12,794
Interest expense	2,936	2,604	1,634
Net interest income	12,373	12,086	11,160
(Credit) provision for loan losses	(276)	252	602
Net interest income after provision	$12,649	$11,834	$10,558

Net interest income increased $0.3 million, or 2%, from the third quarter of 2018,  and $1.2 million, or 11%, from the prior-year fourth quarter. The increase was driven by average interest-earning asset growth, particularly loans, partially offset by an increase in interest expense. The increase in interest income reflects growth in the commercial loan portfolio as well as the benefit from the re-pricing of  variable rate loans tied to the  Company’s prime rate. Average commercial loans, including commercial real estate and commercial and industrial loans, were $913 million, up $91 million from the 2017 fourth quarter. The increase in net interest income from the linked quarter was mainly due to prime rate movements.

Fourth quarter net interest margin of 3.70% decreased 3 basis points from the 2018 third quarter and 9 basis  points from the fourth quarter of 2017. The margin has been impacted by rising funding costs due to increases in  short-term interest rates, along with very competitive deposit market pricing. The cost of interest-bearing  liabilities  was 1.14% compared with 1.04% in the third quarter of 2018 and 0.73% in the fourth quarter of 2017.  The Company has experienced a shift in deposit mix as consumers in low-cost legacy savings products have migrated to higher-rate time deposits consistent with the industry. Average time deposits comprised 24% of  average total deposits during the fourth quarter of 2018, compared with 23% and 17% in the third quarter of  2018 and the fourth quarter of 2017, respectively.

The $0.3 million release of allowance for loan losses for the fourth quarter of 2018 reflects a decrease in non-  performing loans and marginal loan growth in the quarter.

Asset Quality

($ in thousands)

 4Q 20183Q 20184Q 2017

Total non-performing loans	$18,991	$23,090	$13,715
Total net loan charge-offs (recoveries)	153	274	765
Non-performing loans/ Total loans	1.64%	2.00%	1.29%
Net loan charge-offs (recoveries)/ Average loans	0.05%	0.10%	0.30%
Allowance for loan losses/ Total loans	1.28%	1.32%	1.32%

“Our loan production remains  focused upon originating within our consistent and prudent risk appetite, which is  reflected in our strong credit quality,” stated John Connerton, Chief Financial Officer of Evans Bank. “While many  of our credit quality metrics improved during the quarter, we continue to make progress with a small number of  larger commercial credits that make up our non-performing loans.”

Evans Bancorp Reports Record Net Income for 2018 January 31, 2019

Non-Interest Income

($ in thousands)

 4Q 20183Q 20184Q 2017

Deposit service charges	$571	$571	$481
Insurance service and fee revenue	2,233	3,215	1,649
Bank-owned life insurance	166	165	464
Loss on tax credit investment	(2,705)	(165)	(1,740)
Refundable NY state historic tax credit	1,832	150	1,224
Other income	941	828	949
Total non-interest income	$3,038	$4,764	$3,027

The increase in deposit service charges from last year’s fourth quarter reflects higher fees related to overdrafts as the Company and its clients continue to benefit from a new product that provides overdraft protection to small businesses.

Insurance revenue decreased $1.0 million from the trailing third quarter due to the seasonal decrease in commercial lines insurance commissions and a decrease in profit sharing revenue. The increase in insurance revenue from the fourth quarter of 2017 primarily relates to the R&S acquisition, which added incremental commercial and personal lines revenue of $0.5 million.

The fourth quarter of 2018 included a $0.9 million net reduction of non-interest income related to an investment  in an historic rehabilitation tax credit compared with $0.5 million in the prior-year period. There were no significant historic tax credit transactions in the third quarter of 2018.

In last year’s fourth quarter the Company realized a $0.3 million gain on bank-owned life insurance claim, while there were no claims in the current or linked quarters.

Non-Interest Expense

($ in thousands)

 4Q 20183Q 20184Q 2017

Salaries and employee benefits	$7,220	$7,090	$6,248
Occupancy	855	795	844
Advertising and public relations	362	258	378
Professional services	599	588	594
Technology and communications	909	874	740
Amortization of intangibles	112	112	29
FDIC insurance	251	295	189
Other expenses	1,124	1,445	1,364
Total non-interest expenses	$11,432	$11,457	$10,386

Fourth quarter salaries and benefits costs increased 16% from the prior-year period, and reflect the R&S acquisition and the addition of  strategic personnel hires to support the Company’s continued growth. The increase in salaries and employee benefits from the linked quarter was due to year-end incentive adjustments based on the Company’s performance.

The linked quarter increase in advertising and public relations expense reflects additional promotional campaigns for the Company’s lending and insurance products. The increase in technology and communications  was due to higher ATM card fees, online banking activity and software costs. The amortization of intangible assets was higher due to the acquisition of R&S.

Evans Bancorp Reports Record Net Income for 2018 January 31, 2019

The decrease in other expense in the fourth quarter  of 2018 reflects a $0.3 million contribution to the Evans  Bank Foundation Fund (“the Foundation”) made during the fourth quarter of 2017, and a community contribution accrual of $0.4 million recorded in the third quarter of 2018. Evans contributes to, and invests in, community organizations that provide positive, meaningful impact to the Western New York region. Evans has elevated its resource commitment to the community as a function of our continued growth and performance.

The Company’s efficiency ratio in the fourth quarter of 2018  was 69.5% compared with 66.9% in the third quarter of 2018 and 70.4% in last  year’s fourth quarter.

During fourth quarter 2018  the Company recognized an  income tax benefit  of $0.2 million. Excluding  the impact of historic tax credit  transactions, the fourth quarter 2018 effective tax rate  was 23.1%. In the third quarter 2018  income tax expense was $0.3 million, or an effective tax rate of 6.7%. Income taxes were reduced  by $0.7 million in the third quarter of 2018 due to a change in estimate of when certain state historic tax credits  will be taxable for federal purposes. Excluding this adjustment, the third quarter 2018 effective tax rate  was 20.5%. Fourth quarter 2017  income tax expense was $2.2 million, or an  effective  tax rate of 69.0%. The effective tax rate in the  fourth quarter of 2017, excluding TCJA and historic tax credit impact,  was 29.8%.

2018 Year-end Balance Sheet Highlights

Total assets were $1.39 billion as  of December 31, 2018, up $7 million, or 1%, from September 30, 2018 and

$93 million, or 7%, higher than year-end 2017. The Company had strong loan growth as the portfolio increased

$91 million, or  9%, to $1.16 billion during 2018 with the increase predominantly in commercial real estate.

Investment securities were $134 million at December 31, 2018, $4 million lower than the third quarter of 2018,  and $16 million lower than at the end of 2017. The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving safety of principal.  With the yield curve continuing to flatten, there is a reduced advantage to purchasing longer-term investment securities.

Deposit growth was strong in 2018, increasing 16% to $1.22 billion at December 31, 2018. The year-over- year increase was across all of the Company’s product categories, including demand deposit growth of  6%, NOW account growth of 1%, savings deposit growth of 7%, and time deposit growth of 62%. The largest components of deposit growth during 2018 were time deposits of $115 million, of which $41 million  were brokered, and municipal saving deposits of $53 million. Total average demand deposits were $248 million for  the 2018 fourth quarter, an increase of $28 million from the fourth quarter of 2017, which was mostly attributable to growth in commercial demand deposits.

The deposit mix has changed industry wide as consumer preferences move toward term products with higher rates. Consumer savings deposits declined $52 million year-over-year, while consumer time deposits increased

$74 million.

2018 Year in Review

Net interest income for 2018  was $48.1 million, up 14%, primarily due to strong growth in the Company’s  commercial loan portfolio, partially offset by an increase in deposit interest expense and a compressed net interest margin. Net interest margin was 3.77% in 2018, a decrease of 3 basis points.

The Company’s provision for loan losses of $1.4 million  was up from $0.7 million due to loan growth, an increase in criticized loans, and an increase in non-performing loans. The ratio of  non-performing loans to total loans was 1.64% at December 31, 2018 compared with 1.29%  at the end of 2017.

Non-interest income was up $2.2 million,  or 17%, to $15.2 million, mainly due to the increase in insurance service and fee revenue of $1.5 million, reflecting the R&S acquisition and commercial lines organic  growth.

Non-interest expense increased $4.7 million, or 12%, to $43.3 million. The increase reflects higher salaries  and employee benefits of $3.0 million, or 12%, due to the R&S acquisition, merit increases, higher incentive compensation and the addition of new employees as part of the Company’s planned growth strategy.  Technology expenses were up 18%, or $0.5 million, to $3.4 million largely due to increased  ATM card fees, online banking activity and software costs. FDIC insurance expense increased $0.3 million, or 38%, as a result  of higher average assets due to loan growth. Amortization of  intangibles increased $0.2 million due to the

Evans Bancorp Reports Record Net Income for 2018 January 31, 2019

acquisition of R&S.

The efficiency ratio for 2018 improved to 66.87% from 68.50%.

Income tax expense for the year was $2.3 million, representing an effective tax rate of 12.2% compared  with an effective tax rate of 33.2% in 2017. The decrease in the effective tax rate was due to the $2.1 million charge relating to TCJA in 2017, the lowering of the Company’s federal tax rate from 35% to 21% effective

January 1, 2018, and historic tax credit transactions.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the Federal “well  capitalized”  standard, including a Tier 1 leverage ratio of  9.73%  at December 31, 2018 compared  with 9.60%  at  September 30, 2018 and 10.11%  at December 31, 2017. Book value per share increased to $27.13 at December 31, 2018 compared with $26.03 at September 30, 2018 and $24.74 at December 31, 2017.

In 2018, the Company paid cash dividends of $0.92 per common share, up 15%.

Outlook

Mr. Nasca concluded,  “We are especially pleased that our strategic focus on acquiring  and retaining top talent, building client relationships, and adding value to  those relationships continues  to produce strong financial performance. This performance allows us  to grow and deliver for our clients while reinvesting in the community and strengthening the economic and social fabric of our markets.

“We are approaching a century of serving Western New York, and we firmly believe that our long-term success reflects our commitment  to continuing  to perform,  as shown  by our record earnings  in  2018 and over the last several years. We believe we can further build on this momentum.”

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday, January 31, 2019 at 4:45 p.m. ET.  Management will review the financial and operating results for the fourth quarter and full year of 2018, as well  as the Company’s strategy and outlook. A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471. Alternatively, the webcast can be monitored  at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Thursday, February 7, 2019. To listen to the archived call, dial (412) 317-6671 and enter conference ID number  13686188, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of  Evans Bank, N.A., a commercial bank  with $1.4 billion in assets and $1.2 billion in deposits at December 31, 2018. Evans is a full- service community bank, with 15 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp's wholly owned insurance subsidiary, The Evans Agency, LLC, provides life insurance, employee benefits, and property and casualty insurance through ten insurance offices in the Western New York region. Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at

www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:   This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.

Evans Bancorp Reports Record Net Income for 2018 January 31, 2019

These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information  contact:-OR-

John B. Connerton

Executive Vice President and Chief Financial  Officer Phone: (716) 926-2000

Email: jconner@evansbank.com

Deborah K.  Pawlowski Kei Advisors LLC  Phone: (716) 843-3908

Email: dpawlowski@keiadvisors.com

Evans Bancorp Reports Record Net Income for 2018 January 31, 2019

EVANS BANCORP, INC. AND SUBSIDIARIES SELECTED FINANCIAL DATA (UNAUDITED)

(in thousands, except shares and per share data)

ASSETS Investment Securities	12/31/2018 $133,788	9/30/2018 $137,909	6/30/2018 $148,628	3/31/2018 $164,471	12/31/2017 $149,732
Loans	1,155,930	1,155,566	1,125,895	1,109,961	1,065,315
Allowance for loan losses	(14,784)	(15,213)	(15,235)	(14,693)	(14,019)
Goodwill and intangible assets	12,992	13,104	8,496	8,525	8,553
All other assets	100,281	89,557	78,307	85,434	86,052
Total assets	$1,388,207	$1,380,923	$1,346,091	$1,353,698	$1,295,633
LIABILITIES AND STOCKHOLDERS' EQUITY Demand deposits	231,902	236,079	224,373	238,827	219,664
NOW deposits	110,450	110,768	121,170	124,997	109,378
Savings deposits	571,479	574,262	595,500	566,314	535,730
Time deposits	301,227	294,514	241,425	204,295	186,457
Total deposits	1,215,058	1,215,623	1,182,468	1,134,433	1,051,229
Borrowings	24,472	24,309	25,348	83,114	108,869
Other liabilities	17,031	15,331	14,700	16,278	17,193
Total stockholders' equity	131,646	125,660	123,575	119,873	118,342
SHARES AND CAPITAL RATIOS Common shares outstanding	4,852,868	4,827,701	4,821,381	4,803,334	4,782,505
Book value per share	$27.13	$26.03	$25.63	$24.96	$24.74
Tier 1 leverage ratio	9.73%	9.60%	9.94%	9.81%	10.11%
Tier 1 risk-based capital ratio	11.84%	11.34%	11.63%	11.48%	11.72%
Total risk-based capital ratio	13.09%	12.59%	12.88%	12.73%	12.97%
ASSET QUALITY DATA Total non-performing loans	$18,991	$23,090	$23,210	$14,771	$13,715
Total net loan charge-offs (recoveries)	153	274	117	93	765
Non-performing loans/Total loans	1.64%	2.00%	2.06%	1.33%	1.29%
Net loan charge-offs (recoveries)/Average loans	0.05%	0.10%	0.04%	0.03%	0.30%
Allowance for loans losses/Total loans	1.28%	1.32%	1.35%	1.32%	1.32%

Evans Bancorp Reports Record Net Income for 2018 January 31, 2019

EVANS BANCORP, INC AND SUBSIDIARIES SELECTED OPERATIONS DATA (UNAUDITED)

(in thousands, except share and per share data)

Interest income	2018 Fourth Quarter $15,309	2018 Third Quarter $14,690	2018 Second Quarter $14,247	2018 First Quarter $13,366	2017 Fourth Quarter $12,794
Interest expense	2,936	2,604	2,051	1,914	1,634
Net interest income	12,373	12,086	12,196	11,452	11,160
Provision for loan losses	(276)	252	659	767	602
Net interest income after provision	12,649	11,834	11,537	10,685	10,558
Deposit service charges	571	571	525	509	481
Insurance service and fee revenue	2,233	3,215	1,952	1,965	1,649
Bank-owned life insurance	166	165	178	171	464
Loss on tax credit investment	(2,705)	(165)	-	-	(1,740)
Refundable NY state historic tax credit	1,832	150	-	-	1,224
Other income	941	828	984	1,141	949
Total non-interest income	3,038	4,764	3,639	3,786	3,027
Salaries and employee benefits	7,220	7,090	6,475	6,627	6,248
Occupancy	855	795	727	758	844
Advertising and public relations	362	258	326	124	378
Professional services	599	588	626	653	594
Technology and communications	909	874	847	764	740
Amortization of intangibles	112	112	28	28	29
FDIC insurance	251	295	246	232	189
Other expenses	1,124	1,445	958	985	1,364
Total non-interest expenses	11,432	11,457	10,233	10,171	10,386
Income before income taxes	4,255	5,141	4,943	4,300	3,199
Income tax provision	(196)	346	1,152	981	2,207
Net income	4,451	4,795	3,791	3,319	992
PER SHARE DATA Net income per common share-diluted	$0.90	$0.97	$0.77	$0.68	$0.20
Cash dividends per common share	$-	$0.46	$-	$0.46	$-
Weighted average number of diluted shares	4,928,551	4,940,822	4,933,522	4,912,289	4,904,270
PERFORMANCE RATIOS Return on average total assets	1.26%	1.40%	1.13%	1.01%	0.32%
Return on average stockholders' equity	13.86%	15.35%	12.39%	11.15%	3.32%
Efficiency ratio	69.52%	66.88%	64.45%	66.56%	70.44%

Evans Bancorp Reports Record Net Income for 2018 January 31, 2019

EVANS BANCORP, INC AND SUBSIDIARIES

SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)

(in thousands)

2018	2018	2018	2017	2017
Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

AVERAGE BALANCES

Loans, net	$1,128,015	$1,127,173	$1,098,391	$1,067,282	$1,009,497
Investment securities	137,175	145,122	155,089	160,739	155,475
Interest-bearing deposits at banks	60,061	12,641	4,013	2,712	2,380
Total interest-earning assets	1,325,251	1,284,936	1,257,493	1,230,733	1,167,352
Non interest-earning assets	83,482	87,402	81,113	80,644	79,234
Total Assets	$1,408,733	$1,372,338	$1,338,606	$1,311,377	$1,246,586
NOW	110,612	115,417	120,510	114,268	92,089
Savings	581,048	581,484	576,197	552,546	549,466
Time deposits	301,957	274,275	214,410	194,223	181,291
Total interest-bearing deposits	993,617	971,176	911,117	861,037	822,846
Other borrowings	25,340	25,749	50,917	92,893	70,986
Total interest-bearing liabilities	1,018,957	996,925	962,034	953,930	893,832
Demand deposits	247,619	233,393	239,546	223,176	219,291
Other non-interest bearing liabilities	13,689	17,045	14,614	15,161	14,097
Stockholders' equity	128,468	124,975	122,412	119,110	119,366
Total Liabilities and Equity	$1,408,733	$1,372,338	$1,338,606	$1,311,377	$1,246,586

YIELD/RATE Loans, net	4.94%	4.81%	4.82%	4.70%	4.65%
Investment securities	2.68%	2.60%	2.67%	2.51%	2.45%
Interest-bearing deposits at banks	2.24%	1.98%	1.50%	1.50%	0.67%
Total interest-earning assets	4.58%	4.54%	4.54%	4.40%	4.35%
NOW	0.30%	0.27%	0.26%	0.27%	0.22%
Savings	0.74%	0.70%	0.59%	0.55%	0.48%
Time deposits	2.07%	1.89%	1.55%	1.42%	1.34%
Total interest-bearing deposits	1.10%	0.99%	0.77%	0.71%	0.64%
Other borrowings	2.97%	2.96%	2.30%	1.82%	1.71%
Total interest-bearing liabilities	1.14%	1.04%	0.86%	0.81%	0.73%
Interest rate spread	3.44%	3.50%	3.68%	3.59%	3.62%
Contribution of interest-free funds	0.26%	0.23%	0.21%	0.18%	0.17%
Net interest margin	3.70%	3.73%	3.89%	3.77%	3.79%

Evans Bancorp Reports Record Net Income for 2018 January 31, 2019

EVANS BANCORP, INC AND SUBSIDIARIES SELECTED OPERATIONS DATA (UNAUDITED)

(in thousands, except share and per share data)

20182017

 Year to  DateYear to  Date% Change

Interest income	$57,612	$47,748	21%
Interest expense	9,505	5,731	66%
Net interest income	48,107	42,017	14%
Provision for loan losses	1,402	738	90%
Net interest income after provision	46,705	41,279	13%
Deposit service charges	2,176	1,747	25%
Insurance service and fee revenue	9,365	7,898	19%
Bank-owned life insurance	680	864	(21)%
Loss on tax credit investment	(2,870)	(3,997)	(28)%
Refundable NY state historic tax credit	1,982	2,843	(30)%
Other income	3,894	3,648	7%
Total non-interest income	15,227	13,003	17%
Salaries and employee benefits	27,412	24,408	12%
Occupancy	3,135	3,199	(2)%
Advertising and public relations	1,070	1,095	(2)%
Professional services	2,466	2,260	9%
Technology and communications	3,394	2,881	18%
FDIC insurance	1,024	740	38%
Amortization of intangibles	280	113	148%
Other expenses	4,512	3,898	16%
Total non-interest expenses	43,293	38,594	12%
Income before income taxes	18,639	15,688	19%
Income tax provision	2,283	5,209	(56)%
Net income	16,356	10,479	56%
PER SHARE DATA Net income per common share-diluted	$3.32	$2.16	54%
Cash dividends per common share	$0.92	$0.80	15%
Weighted average number of diluted shares	4,933,743	4,860,828
PERFORMANCE RATIOS Return on average total assets	1.20%	0.89%
Return on average stockholders' equity	13.20%	9.11%
Efficiency ratio	66.87%	68.50%
Net interest margin	3.77%	3.80%
Net loan charge-offs/Average loans	0.06%	0.07%